Exhibit 99.1


iMergent Announces Record Third Quarter 2004 Revenues and Profits;
Third Quarter Revenue Increases 37% and Nine-month Revenue Increases by 71%

    OREM, Utah--(BUSINESS WIRE)--May 5, 2004--

    EBT per Diluted Share Increased 6% to $0.19 for Quarter and 40%
     to $0.49 for Nine Months; Applies for American Stock Exchange
              Listing, Withdraws Application from NASDAQ

    iMergent, Inc., (OTCBB:IMGG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced today its results for the quarter and nine-months ended March 31, 2004.
    Total revenue for the third fiscal quarter ended March 31, 2004 rose to $19.6 million from $14.3 million in the same quarter of 2003, an increase of 37 percent, surpassing the company's expectations. The higher revenue was primarily due to an increase in the total number of workshops held in the first quarter, as well as the addition of workshops held in conjunction with MIT Financial. The company also continued its international expansion.
    During the quarter, the company implemented the ETIF 99-19 accounting standard, which changed its revenue reporting method to net certain sales and marketing expenses against revenue and does not impact the company's earnings, cash flows or financial position. The impact to revenue and sales and marketing expense is reconciled within the financial tables at the end of the release.
    Earnings before income taxes (EBT) for the third fiscal quarter ended March 31, 2004 rose to $2.3 million from $2.0 million in the same quarter of 2003, an increase of 13 percent. Earnings before taxes includes a $1.0 million charge to bad debt expense for contracts signed prior to the company's new customer service initiatives that were implemented during the second fiscal quarter; the company is seeing early, positive trends in the performance of contracts signed after the customer service initiatives were implemented. EBT per diluted share was $0.19 for the third quarter 2004, a 6 percent increase over $0.18 for the third quarter of 2003.
    As a result of its recent strong earnings history, iMergent recognized a $13.5 million non-cash income tax benefit based on the reversal of the valuation allowance against its deferred tax asset, which consists mainly of net operating losses carried forward (NOL) from prior periods, effectively eliminating a $14.1 million tax burden on future earnings. As a result, net income for the third fiscal quarter increased to $15.8 million, or $1.28 per diluted share, compared to net income of $1.6 million, or $0.14 per diluted share, for the comparable quarter of the prior fiscal year.
    Revenue for the nine-months ended March 31, 2004 grew to $56.1 million compared to $32.7 million for the same period last year, representing an increase of 71 percent. Earnings before income taxes for the nine-months ended March 31, 2004 rose to $5.9 million from $3.9 million in the same period, an increase of 53 percent. EBT per diluted share was $0.49 for the nine-month period, a 40 percent increase over $0.35 for the same period in 2003. Net income for the nine-months ended March 31, 2004, including the income tax benefit increased to $19.4 million, or $1.61 per diluted share, compared to $3.4 million, or $0.30 per diluted share, for the same period last year.

    Highlights

    -- Increased the number of StoresOnline(TM) workshops held during the quarter to 146 and year-to-date to 380.

    -- Continued iMergent's international expansion, conducting eight workshops in Canada during the third quarter. International workshops events are planned for Australia, Canada, New
        Zealand, and the United Kingdom during the fourth quarter.

    -- Decreased the bad debt expense as a percentage of sales by 1.4 percent year-over-year. The company has a goal of reducing this expense further throughout the remainder of 2004.

    -- In February announced a marketing relationship with MIT Financial, an educational/training conference company, enabling iMergent experts to present the StoresOnline opportunity at MIT Financial's conferences, which draws iMergent's target audience.

    -- In February appointed Robert Lewis, CPA, chief financial officer, replacing Frank C. Heyman, who will retire from the company on June 30, 2004.

    -- In April closed a $3.0 million revolving loan agreement with Zions First National Bank allowing iMergent to borrow up to 80 percent of qualifying receivables at prime plus three percent. The loan agreement provides the company with liquidity and capital resources to finance customers and continue international expansion.

    Brandon Lewis, president and chief operating officer, stated, "Our business continues to grow rapidly both domestically and internationally. We exceeded our expectations with record third quarter earnings, and we believe we will continue to show improvement in the coming quarters. In addition, our new line of credit increases our access to capital that will enable the company to substantially reduce the number of customer finance contracts sold at a discount each quarter. We expect this credit agreement along with our customer service initiatives will have a direct positive impact on our future operations."
    "Our customer service initiatives including our three-day right to rescind policy and customer education programs are coming to fruition, and our bad debt expenses have been trending downward," stated Robert Lewis, chief financial officer. "In addition, we have established a strong profitability trend. Therefore, this quarter management decided to reverse the valuation allowance against our deferred tax assets and recognize the non-cash tax benefit of approximately $13.5 million, which impacted our bottom line significantly. Going forward we expect our tax rate will be approximately 38 percent. However, the future tax provision will not significantly affect our cash balance as it will we will benefit from our deferred tax asset of $14.1 million."

    Exchange Listing Summary

    --  On April 27th, iMergent applied for American Stock Exchange
        Listing.

    -- On May 5th, iMergent withdrew its application for NASDAQ Small Cap Exchange Listing.

    Don Danks, chairman and chief executive officer, stated, "iMergent's management team has been implementing strategies to achieve our goal of national exchange listing. Since January 2001, when iMergent was delisted, it has undergone significant changes. We now have a different primary business, different management team, and different board of directors, and we have established a record of consistent revenue growth and profitability. We initially applied for national market listing with NASDAQ nearly a year ago, and since that time we have been very responsive to all of NASDAQ's requests. However, NASDAQ has informed us the examiners would still like to review another six months of customers service."
    Danks continued, "Consequently, the board of directors has determined it is in the best interest of our shareholders to apply for listing on the AMEX and withdraw our NASDAQ application. We have been speaking with AMEX and we anticipate our application will be processed efficiently. We hope to gain AMEX listing in the near future, and we will keep you posted."

    Conference Call

    The company will hold a conference call to discuss these results on Wednesday, May 5, 2004 at 4:30 p.m. EST; 1:30 p.m. PST. The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call. A telephone replay will be available through May 7, 2004; dial 706-645-9291, and enter access code 7040299.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet. Headquartered in Orem, Utah the company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

    iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

    Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's continued ability to increase revenue; continue to increase earnings; continue to expand business internationally; continue to increase the number of workshops; continue to decrease bad debt expense; continue to maintain/increase training events; the success of the MIT relationship; the continued ability to use loans to increase liquidity and capital resources; the continued acceptance of new customer services practices; the Company's ability to attract and retain key management and other personnel. For a more detailed discussion of factors that affect iMergent's operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The Company undertakes no obligation to update this forward-looking information.



                    IMERGENT, INC. AND SUBSIDIARIES
    Unaudited Condensed Consolidated Statements of Earnings for the
    ---------------------------------------------------------------

                         Three Months               Nine Months
                            Ended                     Ended
                    ------------------------  ------------------------
                     March 31,    March 31,    March 31,    March 31,
                        2004         2003         2004         2003
                    -----------  -----------  -----------  -----------
                                 (restated)                (restated)

Revenue            $19,564,954  $14,328,039  $56,060,551  $32,733,198
Cost of revenue      4,059,290    2,713,422   12,966,772    6,904,423
Cost of revenue -
 related party               -      348,807            -      840,263
                   -----------  -----------  -----------  -----------
  Total cost of
   revenue           4,059,290    3,062,229   12,966,772    7,744,686
                   -----------  -----------  -----------  -----------
  Gross profit      15,505,664   11,265,810   43,093,779   24,988,512

Operating expenses
 Research and
  development           93,485            -      256,214            -
 Selling and
  marketing          5,580,894    3,398,522   14,555,026    7,930,045
 Selling and
  marketing -
  related party              -      160,277            -      349,680
 General and
  administrative     1,970,383    1,254,815    6,114,212    3,544,804
 Bad debt expense    6,020,349    4,611,640   17,383,435    9,816,200
                   -----------  -----------  -----------  -----------
  Total operating
   expenses         13,665,111    9,425,254   38,308,887   21,640,729
Earnings from
 operations          1,840,553    1,840,556    4,784,892    3,347,783

Other income
 (expense)
 Other income
  (expense), net         6,645          120       49,933        2,992
 Interest income       468,661      218,197    1,110,418      549,414
 Interest expense       (8,721)     (11,657)     (20,286)     (29,483)
                   -----------  -----------  -----------  -----------
  Total other
   income (expense)    466,585      206,660    1,140,065      522,923

                   -----------  -----------  -----------  -----------
Earnings before
 income taxes        2,307,138    2,047,216    5,924,957    3,870,706

Provision for
 income taxes       13,515,081     (450,275)  13,515,081     (450,275)

                   -----------  -----------  -----------  -----------
Net earnings       $15,822,219  $ 1,596,941  $19,440,038  $ 3,420,431
                   ===========  ===========  ===========  ===========

Basic earnings per
 share:
     Basic         $      1.39  $      0.14  $      1.72  $      0.31
     Diluted       $      1.28  $      0.14  $      1.61  $      0.30

Weighted average
 shares
 outstanding:
    Basic           11,368,868   11,030,931   11,275,086   11,011,070
    Diluted         12,353,626   11,290,240   12,111,583   11,219,115

             Reconciliation of ETIF 99-19 Reclassification
             ---------------------------------------------

                         Three Months               Nine Months
                            Ended                     Ended
                    ------------------------  ------------------------
                     March 31,    March 31,    March 31,    March 31,
                        2004         2003         2004         2003
                    -----------  -----------  -----------  -----------
                    (unaudited)  (unaudited)  (unaudited)  (unaudited)

Revenue, prior to
 reclassification  $21,549,124  $15,786,458  $61,921,318  $37,658,988
Reclassification    (1,984,170)  (1,458,419)  (5,860,767)  (4,925,790)
                    -----------  -----------  -----------  -----------
Revenue, as
 adjusted          $19,564,954  $14,328,039  $56,060,551  $32,733,198
                    ===========  ===========  ===========  ===========

Selling and
 marketing expense,
 prior to
 reclassification  $ 7,565,064  $ 4,856,941  $20,415,793  $12,855,835
Reclassification    (1,984,170)  (1,458,419)  (5,860,767)  (4,925,790)
                    -----------  -----------  -----------  -----------
Selling and
 marketing expense,
 as adjusted       $ 5,580,894  $ 3,398,522  $14,555,026  $ 7,930,045
                    ===========  ===========  ===========  ===========

          Earnings Before Income Taxes Per Share Calculation
          --------------------------------------------------

                         Three Months               Nine Months
                            Ended                     Ended
                    ------------------------  ------------------------
                     March 31,    March 31,    March 31,    March 31,
                        2004         2003         2004         2003
                    -----------  -----------  -----------  -----------
                    (unaudited)  (unaudited)  (unaudited)  (unaudited)

Earnings before
 income taxes
 (EBIT)            $ 2,307,138  $ 2,047,216  $ 5,924,957  $ 3,870,706

Basic EBIT per
 share:
     Basic         $      0.20  $      0.19  $      0.53  $      0.35
     Diluted       $      0.19  $      0.18  $      0.49  $      0.35

Weighted average
 shares
 outstanding:
    Basic           11,368,868   11,030,931   11,275,086   11,011,070
    Diluted         12,353,626   11,290,240   12,111,583   11,219,115



                 IMERGENT, INC.  AND SUBSIDIARIES
               Condensed Consolidated Balance Sheets

                                             March 31,      June 30,
                                                2004          2003
                                           ------------- -------------
                                            (Unaudited)
Assets

Current assets
--------------
Cash                                       $  3,477,441  $  2,319,618
Trade receivables, net of allowance for
 doubtful accounts of $4,330,271 at
 March 31, 2004 and $4,471,667 at June
 30, 2003                                     9,112,978     5,161,010
Other receivables                                     -        50,000
Inventories                                      67,907        34,194
Prepaid expenses                                964,877       687,983
Deferred tax asset - current                  2,851,082             -
Credit card reserves                            457,497       770,011
                                            ------------  ------------
   Total current assets                      16,931,782     9,022,816

Property and equipment, net                     302,230       200,174
Goodwill, net                                   455,177       455,177
Trade receivables, net of allowance for
 doubtful accounts of $2,454,714 at
 March 31, 2004 and $2,131,593 at June
 30, 2003                                     4,911,023     2,254,969
Deferred tax asset                           11,259,004             -
Other assets, net of allowance for doubtful
 accounts of $0 at March 31, 2004
 and $100,783 at June 30, 2003                  229,898       103,460
                                            ------------  ------------
    Total Assets                           $ 34,089,114  $ 12,036,596
                                            ============  ============

Liabilities and Stockholders' Equity

Current liabilities
-------------------

Accounts payable                           $  2,045,596  $  1,413,112
Accounts payable - related party                      -       114,925
Accrued liabilities                           2,191,041     1,130,808
Current portion of capital lease
 obligations                                     14,464        26,536
Current portion of notes payable                      -       121,206
 Income taxes payable                           606,203             -
Other current liabilities                        62,781        35,840
Deferred revenue                                527,847       653,463
                                            ------------  ------------
  Total current liabilities                   5,447,932     3,495,890

Capital lease obligations, net of current
 portion                                         25,603         1,802
Notes payable, net of current portion           400,000       435,857
                                            ------------  ------------
  Total liabilities                           5,873,535     3,933,549
                                            ------------  ------------

Commitments and contingencies

Stockholders' equity
--------------------
Capital stock, par value $.001 per share
  Preferred stock - authorized 5,000,000
   shares; none issued
  Common stock - authorized 100,000,000 shares; issued
   and outstanding 11,404,604
   and 11,062,290 shares, at March 31,
   2004 and June 30, 2003, respectively          11,405        11,063
  Additional paid-in capital                 73,268,519    72,605,749
  Deferred compensation                         (13,092)      (22,474)
  Accumulated other comprehensive loss           (4,902)       (4,902)
  Accumulated deficit                       (45,046,351)  (64,486,389)
                                            ------------  ------------
    Total stockholders' equity               28,215,579     8,103,047
                                            ------------  ------------

Total liabilities and stockholders' equity $ 34,089,114  $ 12,036,596
                                            ============  ============


    CONTACT: iMergent, Inc.
             Don Danks, Chairman and CEO, 801-431-4695 investor_relations@imergentinc.com or
             Lippert/Heilshorn & Associates
             Investor Relations Contacts:
             Brendan Lahiff & Kirsten Chapman, 415-433-3777
             Brendan@lhai-sf.com